Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Special Diversified Opportunities Inc.:

We consent to the use of our report dated March 22, 2017, with respect to the consolidated balance sheets of Special Diversified Opportunities Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 1, 2017